Exhibit 99.1

Xenith Bankshares, Inc. Announces Net Income of $0.3 Million For First Quarter 2012

RICHMOND, VA, May 2, 2012 – Xenith Bankshares, Inc. (NASDAQ:XBKS), parent company of Xenith Bank, today announced improved results for the three months ended March 31, 2012, compared to the three months ended March 31, 2011. The Company reported net income of $0.3 million, or $0.03 per common share, for the three months ended March 31, 2012, compared to a net loss of $1.5 million, or ($0.25) per common share, for the three months ended March 31, 2011.

Performance Highlights

•	Net interest income of $5.1 million for the three months ended March 31, 2012, an 83% increase compared to $2.8 million for the three months ended March 31, 2011.

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An annualized increase of 40%, or $32.2 million in the current quarter, in loans held for investment and loans held for sale from December 31, 2011. The loans held for sale were acquired through our participation in a leading national bank’s mortgage warehouse lending program, which is further described below.

•	An annualized increase of nearly 35%, or $19.9 million in the current quarter, in total demand and money market deposits from December 31, 2011.

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Total assets grew by $17.7 million during the quarter, an annualized increase of 15% over December 31, 2011. The slower growth in total assets related to earning asset growth reflected a more efficient balance sheet by reducing excess liquidity.

•	Asset quality remained very strong with year-to-date net charge-offs as a percentage of total average loans held for investment of 0.13%.

•	Our capital ratios are well above “well-capitalized” levels as our Leverage, Tier 1 and Total Capital ratios were 13.5%, 16.7%, and 17.8%, respectively as of March 31, 2012.

“We continued to make good progress during the first quarter of 2012 and reported our third consecutive quarter of positive earnings,” said T. Gaylon Layfield, III, President and Chief Executive Officer. Our results reflect the successful assimilation of our 2011 acquisitions, which strengthened our market share and competitive profile in the Richmond, Virginia market. Our asset quality remains strong and we continue to make good progress at resolving the classified and criticized loans that we acquired in the Virginia Business Bank (VBB) transaction in 2011. Xenith enjoys a strong capital position with all of our ratios significantly above the regulatory thresholds for “well capitalized” status. While we are pleased with the progress we’ve made, we continue to focus on organic growth and, as we have previously stated, we will continue to evaluate the competitive landscape for other growth opportunities in order to build the scale necessary to attain consistent profitability and create added value for our investors.”

Interest income grew by 87% in the three months ended March 31, 2012, to $6.1 million, reflecting a $231.9 million increase in average interest-earning assets compared to the three months ended March 31, 2011. Interest expense increased 111% for the three months ended March 31, 2012 to $1.1 million compared to the three months ended March 31, 2011, primarily reflecting a $169.5 million increase in average interest-bearing liabilities. Net interest income was $5.1 million for the three months ended March 31, 2012, an increase of $2.3 million, or 83%, compared to the three months ended March 31, 2011.

Beginning in March 2012, we began a program of participating with a leading national bank in their lending to mortgage companies who originate residential mortgage loans for sale in the secondary market. Along with the bank, we purchase participations from selected non-bank mortgage originators who are seeking funding to facilitate their ability to originate loans. The originators close mortgage loans consistent with underwriting standards established by approved investors and, once the loans close, the originators deliver the loan to the investor. Substantially all of the loans are conforming loans. Together with the bank, we typically purchase up to an aggregate 99% participation interest with the selected originators financing the remaining percentage. These loans are held for short periods, usually less than 30 days and more typically 10-15 days. Accordingly, these loans are classified as held for sale and are carried at the lower of cost or fair value, determined on an aggregate basis. Importantly, we underwrite each loan originator borrower in a manner consistent with our underwriting standards. Our participations averaged $4.3 million for the three months ended March 31, 2012. Our total participations with the bank were $29.1 million at March 31, 2012.

Net interest margin for the three months ended March 31, 2012 was 4.44%, down 48 basis points compared to 4.92% for the three months ended March 31, 2011. The decrease in net interest margin was a result of a 45 basis-point decline in the yield on earning assets and a 10 basis-point increase in the cost of interest-bearing liabilities. The increase in the cost of the interest-bearing liabilities includes the expiration of certain fair value adjustments related to Xenith Corporation’s merger with and into First Bankshares, Inc. in 2009. Without the benefit of this fair value adjustment in the 2011 period, the cost of interest-bearing liabilities would have declined 49 basis points from the three-month period ended March 31, 2011, to the same period in 2012.

Noninterest expense increased $1.3 million to $4.7 million for the three months ended March 31, 2012 compared to the three months ended March 31, 2011. The increase in noninterest expenses was primarily due to higher compensation and benefits of $852 thousand as we hired the personnel associated with Paragon Commercial Bank’s Richmond Branch, which we acquired in July 2011, and other personnel. Technology expenses increased $130 thousand, partially due to certain costs related to the conversions of acquired loans and assumed deposits related to the VBB and Paragon acquisitions.

Profile

Xenith Bankshares, Inc. is the holding company for Xenith Bank. Xenith Bank is a full-service, locally-managed commercial bank, specifically targeting the banking needs of middle market and small businesses, local real estate developers and investors, private banking clients, and select retail banking clients. As of March 31, 2012, the Company had total assets of $495.2 million and total deposits of $392.3 million. Xenith Bank’s target markets are the Washington, DC-MD-VA-WV, Richmond-Petersburg, VA, and the Norfolk-Virginia Beach-Newport News, VA-NC metropolitan statistical areas. The Company is headquartered in Richmond, Virginia and currently has six branch locations in Tysons Corner, Richmond and Suffolk, Virginia. Xenith Bankshares common stock trades on The NASDAQ Capital Market under the symbol “XBKS.”

For more information about Xenith Bankshares and Xenith Bank, visit our website: https://www.xenithbank.com/.

All statements other than statements of historical facts contained in this press release are forward-looking statements. Forward-looking statements made in this press release reflect beliefs, assumptions and expectations of future events or results, taking into account the information currently available to Xenith Bankshares, Inc. These beliefs, assumptions and expectations may change as a result of many possible events, circumstances or factors, not all of which are currently known to Xenith Bankshares. If a change occurs, Xenith Bankshares’ business, financial condition, liquidity, results of operations and prospects may vary materially from those expressed in, or implied by, the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include the risks discussed in Xenith Bankshares’ public filings with the Securities and Exchange Commission, including those outlined in Part I, Item 1A, “Risk Factors” of Xenith Bankshares’ Annual Report on Form 10-K for the year ended December 31, 2011. Except as required by applicable law or regulations, Xenith Bankshares does not undertake, and specifically disclaims any obligation, to update or revise any forward-looking statement.

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Contact:

Thomas W. Osgood

Executive Vice President, Chief Financial Officer,

Chief Administrative Officer and Treasurer

(804) 433-2209

tosgood@xenithbank.com

-Selected Financial Tables Follow-

SELECTED FINANCIAL INFORMATION

BALANCE SHEET DATA

	(unaudited)
($ in thousands)	March 31, 2012	December 31, 2011

Total assets	$495,190	$477,465
Total cash and cash equivalents	43,387	55,795
Securities available for sale at fair value	67,142	68,466
Loans held for sale	29,098	—
Loans held for investment, net of allowance for loan and lease losses, 2012 - $4,137; 2011 - $4,280	324,980	321,859
Deposits	392,263	375,007
Federal funds purchased and borrowed funds	20,000	20,000
Total shareholders’ equity	80,587	80,304

STATEMENTS OF OPERATIONS DATA

	(unaudited)
	Three Months Ended March 31,
($ in thousands, except per share data)	2012	2011

Total interest income (1)	$6,123	$3,266
Total interest expense (2)	1,057	500

Net interest income	5,066	2,766
Provision for loan and lease losses	360	970

Net interest income after provision for loan and lease losses	4,706	1,796
Total non-interest income	355	146
Total non-interest expense	4,749	3,416

Income (loss) before income tax	312	(1,474)

Net income (loss)	312	(1,474)
Earnings (loss) per common share (basic and diluted)	$0.03	$(0.25)

(1)	Includes accretion of fair value adjustments of $684 thousand and $539 thousand, respectively, for the three-month periods ended March 31, 2012 and 2011.
(2)	Includes accretion of fair value adjustments of $270 thousand for the three-month period ended March 31, 2011. There are no fair value adjustments in 2012.

SELECTED FINANCIAL RATIOS

PERFORMANCE RATIOS

	Three Months Ended March 31,
	2012	2011

Net interest margin (1)	4.44%	4.92%

(1)	Net interest margin is the percentage of net interest income to average interest-earning assets.

ASSET QUALITY RATIOS

	At March 31,	At December 31,
	2012	2011

Non-performing assets as a percent of total loans	1.89%	2.05%
Non-performing assets as a percent of total assets	1.26%	1.40%
Net charge-offs as a percentage of average loans	0.13%	0.58%
Allowance for loan and lease losses as a percentage of total loans (1)	1.26%	1.31%
Allowance for loan and lease losses to nonaccrual loans (1)	71.98%	73.01%

(1)	Excludes fair value adjustments of $11.8 million as of March 31, 2012 and $14.0 million as of December 31, 2011.

CAPITAL RATIOS

	At March 31,	At December 31,	Regulatory	Well -
	2012	2011	Minimum	Capitalized

Tier 1 leverage ratio	13.53%	13.42%	4.00%	> 5.0%
Tier 1 risk-based capital ratio	16.70%	17.86%	4.00%	> 6.0%
Total risk-based capital ratio	17.80%	19.08%	8.00%	> 10.0%